Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-121852) and Form S-8 (No. 333-112532) pertaining to Kintera, Inc. of our report dated December 30, 2004 with respect to the financial statements of American Fundware Holding Company, Inc. included in the Form 8-K/A for the year ended July 31, 2004.

/s/ Ernst & Young LLP

San Diego, California

February 14, 2005